UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 1, 2004



                             Remote Knowledge, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          Delaware                       333-106247              74-1664837
 ------------------------------       ---------------       -------------------
(State or other jurisdiction of      (Commission File        (I.R.S. Employer
 incorporation or organization)            Number)          Identification No.)

      16360 Park Ten Place, Suite 200, Houston, Texas         77084
      -----------------------------------------------       --------
           (Address of principal executive offices)        (Zip Code)

       Registrant's telephone number, including area code: (281) 599-4800


         (Former name or former address, if changed since last report.)


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Item 5.  Other Events and Regulation FD Disclosure.

     On April 1, 2004, the Registrant disclosed that it had closed its offering of Series B Convertible Preferred Stock from which it received immediate proceeds totally approximately $2,400,000 (2,400 Series B shares) with an additional approximately $960,000 (960 Series B shares) from those investors payable on the date that the Company confirms purchase orders for not less than 2,300 RK 3000 units. Additional conditional subscription agreements were received for a total of $4,913,000 (4,913 Series B shares) conditioned on confirmation of orders for not less than 2,300 RK 3000 units. The subscription price for this conditional investment is not payable before July 31, 2004.

     Concurrent with the closing of the Series B Offering, noteholders holding notes payable for $4,226,000, all short-term debt, converted their notes to an additional 4,226 shares of Series B Preferred stock and will receive Series B warrants as set forth above.

     Each Series B Preferred Share has a purchase price of $1,000 per share, is convertible at the option of the holder into 1,334 shares of common stock and has a preference in liquidation in the amount of the purchase price prior to the payment of a preference to any other security holder of the Registrant. The Series A shareholders then receive $1,000 per share and thereafter Series B holders will share equally with the holders of Series A until a total of $2,000 per share has been received by each. After both the Series B and Series A preferred shareholders have received their liquidation preferences, the Series B shares share pari passu with the Series A and the common shareholders in all other funds and property available for the payment of liquidation distribution as if all of the Series B and Series A shareholders had converted to common stock. In addition, for each share of Series B Preferred purchased the holder received a warrant to purchase an additional 1,334 shares of common stock at a purchase price of $0.75 per share for a period of seven (7) years. Holders of the Series B Preferred shares are entitled to vote on all matters which are brought before the shareholders of the Registrant on an as converted basis, therefore a holder of one share of Series B Preferred share votes as if he held 1,334 shares of common stock.

     As a condition for waiving certain liquidation preferences, agreeing to fix the conversion right at $.75 per common share and waiving rights to "put" the Series A Preferred share to the Registrant, each holder of a share of Series A Preferred stock received warrants to purchase an additional 667 shares of the Registrant's common stock at a purchase price of $0.75 per share for a period of seven (7) years.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.

     Exhibit 10.1. Designation of Rights and Preferences of Series B Convertible Preferred Stock.

     Exhibit 10.2.      Series B Stock Purchase Warrants

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Remote Knowledge, Inc.
                                          (Registrant)



                                          By: /s/  Henry Houston
                                              ---------------------------------
April 2, 2004                                 D. Henry Houston, Chief Financial
                                              Officer


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